UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2011

Watts Water Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11499	04-2916536
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

815 Chestnut Street, North Andover, MA	01845
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 688-1811

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Patrick S. O’Keefe resigned from his positions as Chief Executive Officer, President and Director of Watts Water Technologies, Inc. (the “Company”) on January 26, 2011.

(c) On January 26, 2010, the Board of Directors of the Company appointed the Company’s current Chief Operating Officer, David J. Coghlan, age 51, to serve as the Chief Executive Officer and President of the Company and to fill the vacancy on the Board of Directors created by Mr. O’Keefe’s resignation. Mr. Coghlan has served as the Company’s Chief Operating Officer since January 2010, having originally joined the Company as President of North America and Asia in June 2008. Mr. Coghlan previously served as Vice President of Global Parts for Trane Inc., a global manufacturer of commercial and residential heating, ventilation and air conditioning equipment, from April 2004 through May 2008. Mr. Coghlan also held several management positions in the United States and internationally within the Climate Control Technologies segment of Ingersoll-Rand Company Limited, a manufacturer of transport temperature control units and refrigerated display merchandisers, from 1995 to December 2003. Prior to joining Ingersoll-Rand, Mr. Coghlan worked for several years with the management consulting firm of McKinsey & Co. in both the United Kingdom and the United States.

(e) In connection with Mr. O’Keefe’s resignation, the Company entered into a separation agreement (the “Separation Agreement”) with Mr. O’Keefe. Pursuant to the Separation Agreement, Mr. O’Keefe will continue employment with the Company from January 26, 2011 through August 3, 2011 and will receive $16,666.67 per month in compensation for his services, provided that, if Mr. O’Keefe’s claim for short-term disability benefits under the Company’s short-term disability plan is approved, Mr. O’Keefe shall receive short-term disability benefits in lieu of such monthly payments. Following the termination of Mr. O’Keefe’s employment with the Company on August 3, 2011, subject to Mr. O’Keefe’s execution and non-revocation of a general release of claims, Mr. O’Keefe will be entitled to receive the following payments and benefits: (i) a cash severance payment equal to two years of Mr. O’Keefe’s 2010 annual salary plus two years of bonus at Mr. O’Keefe’s target bonus amount for 2010, payable 50% in an initial lump sum payment within ten days after August 3, 2011 and the balance in monthly installments over the following 24 months; (ii) accelerated vesting of all unvested stock options and restricted stock awards, and an extension in the time of exercise for the shorter of three years following Mr. O’Keefe’s termination date or the original term of the option; (iii) Mr. O’Keefe shall retain his leased automobile through August 3, 2011, and thereafter shall receive a cash payment equal to the cost of the automobile lease through November 2011; (iv) a lump sum cash payment to compensate Mr. O’Keefe for four weeks’ vacation time; and (v) a cash payment to reimburse Mr. O’Keefe for professional fees incurred in connection with the preparation of the Separation Agreement in an amount not to exceed $10,000. The Separation Agreement also subjects Mr. O’Keefe to non-competition and non-solicitation covenants for a two-year period following the date of his termination. The foregoing summary of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, which is included herewith as Exhibit 10.1 and is incorporated herein by reference.

A copy of the Company’s press release announcing Mr. Coghlan’s appointment and Mr. O’Keefe’s resignation is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2011	WATTS WATER TECHNOLOGIES, INC.

By:	/s/ Kenneth R. Lepage
Kenneth R. Lepage General Counsel

EXHIBIT INDEX

Exhibit No.	Title

10.1	Separation Agreement, dated as of January 26, 2011, between Watts Water Technologies, Inc. and Patrick S. O’Keefe

99.1	Press release dated January 26, 2011